                                                                    Exhibit 99.1

[LOGO OF TRITON PCS]

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                                                               1100 Cassatt Road
                                                                Berwyn, PA 19312
                                                             Phone: 610.722.4448
                                                               Fax: 610.993.2683
For Immediate Release
January 11, 2001

          Triton PCS Plans Private Offering of Senior Subordinated Notes

Berwyn, Pa., Jan. 11 - Triton PCS, Inc. today announced that it intends to pursue a $250 million private placement of Senior Subordinated Notes (the "Notes") due 2011. The company plans to use the net proceeds from this private placement for capital expenditures, including the continued build-out of Triton PCS's network, working capital, and general corporate purposes.

The Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Triton PCS, Inc. is a wholly-owned subsidiary of Triton PCS Holdings, Inc. (Nasdaq: TPCS). Based in Berwyn, Pennsylvania, the company is a leading provider of digital wireless phone service in the Southeast licensed to operate in a contiguous area covering more than 13 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky. The company markets its services under the brand SunCom, a member of the AT&T Wireless Network.

For more information on Triton PCS and its products and services, visit the company's websites at: www.tritonpcs.com and www.suncom.com.
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Statements in this press release regarding Triton PCS's business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Triton files from time to time with the U.S. Securities and Exchange Commission.

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Contacts:

Brainerd Communicators              Triton PCS Holdings, Inc.
Lenny Santiago                      Maria Olagues/Christine Davies
Phone: 212-986-6667                 Phone: 610-722-4448 or 610-722-4462
santiago@braincomm.com              molagues@tritonpcs.com/cdavies@tritonpcs.com